Exhibit 3.107

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:35 PM 10/28/2010
FILED 05:31 PM 10/28/2010
SRV 101038872 - 4891131 FILE

CERTIFICATE OF FORMATION
OF
NRG ENERGY SERVICES GROUP LLC

1.                                       Name: The name of the limited liability company is NRG Energy Services Group LLC.

2.                                       Registered Office: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.                                       Organizer: The name and address of the sole organizer of the limited liability company is Lynne Przychodzki, NRG Energy, Inc., 211 Carnegie Center, Princeton, NJ 08540.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of NRG Energy Services Group LLC this 28th day of October, 2010.

/s/ Lynne Przychodzki
Lynne Przychodzki
Authorized Person